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                                                                    EXHIBIT 99.1

               IMPORTANT NOTICE OF SYNOVIS LIFE TECHNOLOGIES, INC.
                          STOCK TRADING BLACKOUT PERIOD


DATE:             January 14, 2004

TO:               Directors and Executive Officers

FROM:             Connie L. Magnuson, Vice-President of Finance and Chief
                  Financial Officer

RE:               Prohibition on Trading in Synovis Life Technologies, Inc.
                  ("Synovis") Securities During Blackout Period


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This notice is to inform you of an upcoming stock trading blackout period in connection with a change in brokers for Synovis' Employee Stock Purchase Plan ("ESPP"). During the blackout period, ESPP participants will be temporarily unable to conduct any transactions in the ESPP.

The trading blackout period is expected to begin on Thursday, January 29, 2004, and end at the close of the market on Monday, February 2, 2004.

During this blackout period, all directors and executive officers of Synovis are not only prohibited from conducting transactions in the ESPP, but also prohibited from conducting all other transactions directly or indirectly involving Synovis shares acquired "in connection with their service or employment" with Synovis.

This blackout period is separate and apart from other trading blackout periods imposed under Synovis' insider trading policies. As a result, you should refrain from engaging in any transaction involving Synovis securities during this blackout period without first consulting appropriate company personnel.

If you have any questions concerning this notice, or have questions about a possible transaction during the blackout period, please contact Connie L. Magnuson, Matthew Rau, Controller or Karen Gilles Larson, Synovis' CEO, at the following address or telephone number:

                             2575 University Avenue
                         St. Paul, Minnesota 55114-1024
                                 (651) 603-3700